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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*


                             Metromail Corporation
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                  591680 10 3
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ](A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)                Page 1 of 4 pages

-----------------------                                  ---------------------
 CUSIP NO. 591680 10 3               13G                   PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         R.R. Donnelley & Sons Company
         36-1004130

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                8,600,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 8,600,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         8,600,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
         N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         38.33

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages

                                                               Page 3 of 4 pages


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1.

(a)  Metromail Corporation
     (Name of Issuer)

(b)  360 E. 22nd St. Lombard, Illinois 60148
     (Address of Issuer's Principal Executive Offices)

ITEM 2.

(a)  R. R. Donnelley & Sons Company
     (Name of Person Filing)

(b)  77 West Wacker Drive, Chicago, Illinois 60601-1696
     (Address of Principal Business Office)

(c)  Delaware Corporation
     (Citizenship)

(d)  Common Stock
     (Title of Class of Securities)

(e)  591680 10 3
     (CUSIP Number)

ITEM 3.

Not applicable
(If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:)

ITEM 4.  Ownership

(a)  8,600,000
     (Amount beneficially Owned)

(b)  38.33%
     (Percent of Class)

(c)  Number of shares as to which such person has:

     (i)  8,600,000
          (Sole Power to vote or to direct the vote)

     (ii) -0-
          (Shared power to vote or to direct the vote)

                                                               Page 4 of 4 pages

     (iii) 8,600,000
           (Sole power to dispose or to direct the disposition of)

     (iv)  -0-
           (Shared power to dispose or to direct the disposition of)

ITEM 5.

Not applicable
(If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_])

ITEM 6.

Not applicable
(Ownership of More than Five Percent on Behalf of Another Person)

ITEM 7.

Not applicable
(Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company)

ITEM 8.

Not applicable
(Identification and Classification of Members of the Group)

ITEM 9.

Not applicable
(Notice of Dissolution of Group)

ITEM 10.

Not applicable
(Certification)

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                                February 12, 1997
                                  --------------------------------------------
                                                       Date

                                               /s/ Monica M. Fohrman
                                  --------------------------------------------
                                                     Signature

                                  Monica M. Fohrman, Vice President, Law
                                    and Secretary
                                  --------------------------------------------
                                                     Name/Title

                                     February 12, 1997



BY ELECTRONIC SUBMISSION
------------------------
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Metromail Corporation
          Statement on Schedule 13G
          -------------------------

Ladies and Gentlemen:

     On behalf of R. R. Donnelley & Sons Company (the "Reporting Person"), pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended, transmitted with this letter is the Reporting Person's Statement on
Schedule 13G (the "Schedule 13G") relating to the common stock of Metromail Corporation (the "Company").

     By copy of this letter we are transmitting a copy of the Schedule 13G to the Company.

     If you have any questions, please contact me at (312) 326-8023.


                                       Very truly yours,


                                       Monica M. Fohrman
                                       Vice President, Law and Secretary


Enclosure
cc:  Metromail Corporation
     360 E. 22nd St
     Lombard, IL  60148